Exhibit 99.1
SOUTHERN NATURAL GAS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Operating revenues	$134	$124	$410	$369

Operating expenses
Operation and maintenance	41	48	116	130
Depreciation and amortization	15	14	44	41
Taxes, other than income taxes	7	5	21	20

	63	67	181	191

Operating income	71	57	229	178
Earnings from unconsolidated affiliate	4	3	11	8
Other income, net	1	1	3	2
Interest and debt expense	(16)	(16)	(48)	(48)
Affiliated interest income	—	—	1	1

Net income	$60	$45	$196	$141

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$6	$—
Accounts and notes receivable
Customer	2	7
Affiliates	56	64
Other	20	2
Materials and supplies	16	15
Other	15	9

Total current assets	115	97

Property, plant and equipment, at cost	3,837	3,709
Less accumulated depreciation and amortization	1,397	1,411

Total property, plant and equipment, net	2,440	2,298

Other assets
Investment in unconsolidated affiliate	57	79
Note receivable from affiliate	—	112
Other	75	73

	132	264

Total assets	$2,687	$2,659

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable
Trade	$17	$19
Affiliates	31	27
Other	36	16
Taxes payable	20	9
Accrued interest	18	18
Asset retirement obligation	15	14
Other	7	5

Total current liabilities	144	108

Long-term debt	910	910

Other liabilities	28	27

Commitments and contingencies (Note 4)
Partners’ capital	1,605	1,614

Total liabilities and partners’ capital	$2,687	$2,659

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities
Net income	$196	$141
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	44	41
Earnings from unconsolidated affiliate, adjusted for cash distributions	22	2
Other non-cash income items	—	(2)
Asset and liability changes	(21)	13

Net cash provided by operating activities	241	195

Cash flows from investing activities
Capital expenditures	(120)	(117)
Net change in note receivable from affiliate	100	51
Acquisition	(18)	—
Proceeds from sale of asset	8	—

Net cash used in investing activities	(30)	(66)

Cash flows from financing activities
Distributions to partners	(205)	(129)

Net cash used in financing activities	(205)	(129)

Net change in cash and cash equivalents	6	—
Cash and cash equivalents
Beginning of period	—	—

End of period	$6	$—

See accompanying notes.

SOUTHERN NATURAL GAS COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. Basis of Presentation and Significant Accounting Policies
  Basis of Presentation
     We prepared these interim unaudited condensed consolidated financial statements under the rules and regulations of the United States Securities and Exchange Commission. Because this is an interim period filing presented using a condensed format, it does not include all of the disclosures required by U.S. generally accepted accounting principles. You should read this report along with our consolidated financial statements as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 included in the El Paso Pipeline Partners, L.P. 2009 Annual Report on Form 10-K (“EPB 10-K”), which contains a summary of our significant accounting policies and other disclosures. The financial statements as of September 30, 2010, and for the quarters and nine months ended September 30, 2010 and 2009, are unaudited. We derived the condensed consolidated balance sheet as of December 31, 2009, from our audited balance sheet included in the EPB 10-K. In our opinion, we have made adjustments, all of which are of a normal, recurring nature to fairly present our interim period results. Due to the seasonal nature of our business, information for interim periods may not be indicative of our operating results for the entire year.
     In June 2010, El Paso Pipeline Partners, L.P. (EPB) acquired an additional 20 percent ownership interest in us from El Paso Corporation (El Paso). The acquisition increased EPB’s interest in us to 45 percent with El Paso retaining the remaining 55 percent.
  Significant Accounting Policies
     The following is an update of our significant accounting policies and accounting pronouncements issued and adopted during the nine months ended September 30, 2010.
     Transfers of Financial Assets. On January 1, 2010, we adopted an accounting standards update for financial asset transfers. Among other items, this update requires the sale of an entire financial asset or a proportionate interest in a financial asset in order to qualify for sale accounting. These changes were effective for sales of financial assets occurring on or after January 1, 2010. In January 2010, we terminated our prior accounts receivable sales program under which we previously sold a senior interest in certain accounts receivable to a third party financial institution (through a wholly-owned special purpose entity). As a result, the adoption of this accounting standards update did not have a material impact on our financial statements. Upon termination of the prior accounts receivable sales program, we entered into a new accounts receivable sales program under which we sell certain accounts receivable in their entirety to the third party financial institution (through a wholly-owned special purpose entity). The transfer of these receivables qualifies for sale accounting under the provisions of this accounting standards update. We present the cash flows related to the prior and new accounts receivable sales programs as operating cash flows in our statements of cash flows. For further information, see Note 5.
     Variable Interest Entities. On January 1, 2010, we adopted an accounting standards update for variable interest entities that revise how companies determine the primary beneficiary of these entities, among other changes. Companies are now required to use a qualitative approach based on their responsibilities and power over the entities’ operations, rather than a quantitative approach in determining the primary beneficiary as previously required. The adoption of this accounting standards update did not have a material impact on our financial statements.
2. Acquisition / Divestiture
     During the first quarter of 2010, we purchased certain pipeline assets from Elba Express Company, L.L.C. (Elba Express), our affiliate, for $18 million and sold certain pipeline assets to Elba Express for net proceeds of $8 million. We recorded both the purchase and sale at their historical cost and accordingly, we recognized no gain or loss on these transactions.

3. Fair Value of Financial Instruments
     At September 30, 2010 and December 31, 2009, the carrying amounts of cash and cash equivalents and current receivables and payables represented fair value because of the short-term nature of these instruments. At September 30, 2010 and December 31, 2009, we had an interest bearing note receivable from El Paso of approximately $54 million and $154 million due upon demand, with a variable interest rate of 1.5% in both periods. While we are exposed to changes in interest income based on changes to the variable interest rate, the fair value of this note receivable approximates its carrying value due to the note being due on demand and the market-based nature of the interest rate.
     In addition, the carrying amounts of our long-term debt and their estimated fair values, which are based on quoted market prices for the same or similar issues, are as follows:

	September 30, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
(In millions)
Long-term debt, including current maturities	$910	$1,025	$910	$977
4. Commitments and Contingencies
  Legal Proceedings
     We and our affiliates are named defendants in numerous legal proceedings and claims that arise in the ordinary course of our business. For each of these matters, we evaluate the merits of the case or claim, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters cannot be predicted with certainty, and there are still uncertainties related to the costs we may incur, based upon our evaluation and experience to date, we believe we have established appropriate reserves for these matters. It is possible, however, that new information or future developments could require us to reassess our potential exposure related to these matters and adjust our accruals accordingly, and these adjustments could be material. At September 30, 2010, we accrued approximately $2 million for our outstanding legal proceedings.
  Environmental Matters
     We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect of the disposal or release of specified substances at current and former operating sites. At September 30, 2010 and December 31, 2009, we have accrued less than $1 million for expected remediation costs and associated onsite, offsite and groundwater technical studies.
     Our environmental remediation projects are in various stages of completion. Our recorded liabilities reflect our current estimates of amounts we will expend to remediate these sites. However, depending on the stage of completion or assessment, the ultimate extent of contamination or remediation required may not be known. As additional assessments occur or remediation efforts continue, we may incur additional liabilities.
     Superfund Matters. Included in our recorded environmental liabilities are projects where we have received notice that we have been designated or could be designated as a Potentially Responsible Party (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), commonly known as Superfund, or state equivalents for one active site. Liability under the federal CERCLA statute may be joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. We consider the financial strength of other PRPs in estimating our liabilities.
     We expect to make capital expenditures for environmental matters of approximately $2 million in the aggregate for the remainder of 2010 through 2014, primarily, to be expended from 2010 to 2013 associated with the impact of the Environment Protection Agency (EPA) rule related to emissions of hazardous air pollutants from reciprocating internal combustion engines which was finalized in August 2010. Our engines that are subject to the regulations have to be in compliance by October 2013.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations and orders of regulatory agencies, as well as claims for damages to property and the environment or injuries to other persons resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties related to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe our reserves are adequate.
  Rates and Regulatory Matters
     Rate Case. In January 2010, the Federal Energy Regulatory Commission (FERC) approved our settlement in which we (i) increased our base tariff rates effective September 1, 2009, (ii) implemented a volume tracker for gas used in operations, (iii) agreed to file our next general rate case to be effective after August 31, 2012, but no later than September 1, 2013, and (iv) extended the vast majority of our firm transportation contracts until August 31, 2013.
  Guarantees and Letters of Credit
     We are or have been involved in various ownership and other contractual arrangements that sometimes require us to provide additional financial support that results in the issuance of performance guarantees that are not recorded in our financial statements. In a performance guarantee, we provide assurance that the guaranteed party will execute on the terms of the contract. During the third quarter of 2010, we terminated our performance guarantee on a construction project that was completed.
     During 2009, we entered into a $57 million letter of credit associated with our estimated construction cost related to the Southeast Supply Header project. As invoices are paid under the contract, we are able to reduce the value of the letter of credit. At September 30, 2010, the letter of credit has been reduced to $43 million.
5. Accounts Receivable Sales Program
     During 2009, we had an agreement to sell a senior interest in certain accounts receivable (which are short-term assets that generally settle within 60 days) to a third party financial institution (through a wholly-owned special purpose entity), and we retained subordinated interest in those receivables. The sale of the senior interest qualified for sale accounting and was conducted to accelerate cash from these receivables, the proceeds from which were used to increase liquidity and lower our overall cost of capital. During the quarter and nine months ended September 30, 2009, we received $69 million and $203 million of cash related to the sale of the senior interest, collected $52 million and $187 million from the subordinated interest we retained in the receivables, and recognized a loss of less than $1 million on these transactions. At December 31, 2009, the third party financial institution held $30 million of senior interest and we held $19 million of subordinated interest. Our subordinated interest is reflected in accounts receivable on our balance sheet. In January 2010, we terminated this accounts receivable sales program and paid $30 million to acquire the senior interest. We reflected the cash flows related to the accounts receivable sold under this program, changes in our retained subordinated interest, and cash paid to terminate the program, as operating cash flows on our statement of cash flows.
     In the first quarter of 2010, we entered into a new accounts receivable sales program to continue to sell accounts receivable to the third party financial institution that qualify for sale accounting under the updated accounting standards related to financial asset transfers. Under this program, we sell receivables in their entirety to the third party financial institution (through a wholly-owned special purpose entity). As of September 30, 2010, the third party financial institution held $49 million of the accounts receivable we sold under the program. In connection with our accounts receivable sales, we receive a portion of the sales proceeds up front and receive an additional amount upon the collection of the underlying receivables. Our ability to recover this additional amount is based solely on the collection of the underlying receivables. During the quarter and nine months ended September 30, 2010, we received $91 million and $302 million of cash up front from the sale of the receivables and received an additional $51 million and $160 million of cash upon the collection of the underlying receivables. As of September 30, 2010, we had not collected approximately $19 million related to our accounts receivable sales, which is reflected as other accounts receivable on our balance sheet (and was initially recorded at an amount which approximates its fair value using observable inputs other than quoted prices in active markets). We recognized a loss of less than $1 million on our accounts receivable sales during the quarter and nine months ended September 30, 2010. Because the cash received up front and the cash received as the underlying receivables are collected relate to the sale or ultimate collection of the underlying receivables, and are not subject to significant other risks given their short term nature, we reflect all cash flows under the new accounts receivable sales program as operating cash flows on our statement of cash flows.
     Under both the prior and current accounts receivable sales programs, we serviced the underlying receivables for a fee. The fair value of these servicing agreements as well as the fees earned were not material to our financial statements for the periods ended September 30, 2010 and 2009.
     The third party financial institution involved in both of these accounts receivable sales programs acquires interests in various financial assets and issues commercial paper to fund those acquisitions. We do not consolidate the third party financial institution because we do not have the power to direct its overall activities (and do not absorb a majority of its expected losses) since our receivables do not comprise a significant portion of its operations.
6. Investment in Unconsolidated Affiliate and Transactions with Affiliates
  Investment in Unconsolidated Affiliate
     We have a 50 percent ownership interest in Bear Creek Storage Company, L.L.C. (Bear Creek), a joint venture with Tennessee Gas Pipeline Company, our affiliate. For the nine months ended September 30, 2010 and 2009, we received approximately $10 million in cash distributions from Bear Creek. Also, in the third quarter of 2010, Bear Creek utilized its note receivable balance under the cash management program with El Paso to pay a cash distribution to its partners, including $23 million to us. In October 2010, we received an additional $4 million in cash distributions.
     Summarized financial information of our proportionate share of our unconsolidated affiliate for the periods ended September 30 is presented as follows:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In millions)
Operating results data:
Operating revenues	$5	$5	$15	$14
Operating expenses	1	2	4	6
Income from continuing operations and net income	4	3	11	8
  Transactions with Affiliates
     EPB Acquisition. In June 2010, EPB acquired an additional 20 percent ownership interest in us from El Paso. The acquisition increased EPB’s interest in us to 45 percent with El Paso retaining the remaining 55 percent.
     Distributions. We are required to make distributions of available cash as defined in our partnership agreement on a quarterly basis to our partners. During the nine months ended September 30, 2010 and 2009, we paid cash distributions of approximately $205 million and $129 million to our partners. In addition, in October 2010, we paid a cash distribution to our partners of approximately $52 million.
     Cash Management Program. We participate in El Paso’s cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. El Paso uses the cash management program to settle intercompany transactions between participating affiliates. We have historically advanced cash to El Paso in exchange for an affiliated note receivable that is due upon demand. At September 30, 2010 and December 31, 2009, we had a note receivable from El Paso of $54 million and $154 million. We classified $54 million of this receivable as current on our balance sheet at September 30, 2010, based on the net amount we anticipate using in the next twelve months considering available cash sources and needs. The interest rate on this variable rate note was 1.5% at September 30, 2010 and December 31, 2009.

     Affiliate Revenues and Expenses. We enter into transactions with our affiliates within the ordinary course of business. For a further discussion of our affiliated transactions, see our consolidated financial statements included in the EPB 10-K. The following table shows revenues and charges from our affiliates for the quarters and nine months ended September 30:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In millions)
Revenues from affiliates	$2	$1	$6	$4
Operation and maintenance expenses from affiliates	28	33	87	95
Reimbursement of operating expenses charged to affiliates	1	3	3	11